SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                 Schedule 13G/A
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*

				(Amendment No. 1)

			   Calithera Biosciences, Inc.
                                (Name of Issuer)

		    Common stock, $0.0001 par value per share
                         (Title of Class of Securities)

                                   13089P101
                                 (CUSIP Number)

                                  July 1, 2017
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,420,317
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,420,317
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,420,317
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 3 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,638,671
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,638,671
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,638,671
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 4 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    548,956
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    548,956
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          548,956
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 5 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities II LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    32,773
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    32,773
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          32,773
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.1%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 6 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          VGE III Portfolio Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,056,942
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,056,942
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,056,942
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 7 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    781,646
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    781,646
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          781,646
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 8 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund Master Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    781,646
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    781,646
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          781,646
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 9 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,420,317
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,420,317
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,420,317
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 10 of 18

CUSIP No. 13089P101
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,420,317
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,420,317
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,420,317
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 11 of 18

CUSIP No. 13089P101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Rose S. Shabet
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,420,317
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,420,317
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,420,317
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.9%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 12 of 18

CUSIP No. 13089P101

ITEM 1(a).  NAME OF ISSUER:
            Calithera Biosciences, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            343 Oyster Point Blvd., Suite 200
	    South San Francisco, California  94080

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Investors LP ("VGI"),
	    Viking Global Performance LLC ("VGP"),
	    Viking Global Equities LP ("VGE"),
	    Viking Global Equities II LP ("VGEII"),
	    VGE III Portfolio Ltd. ("VGEIII"),
            Viking Long Fund GP LLC ("VLFGP"),
	    Viking Long Fund Master Ltd. ("VLFM"),
	    O. Andreas Halvorsen, David C. Ott and
	    Rose S. Shabet (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGI, VGE and VGEII are Delaware limited partnerships;
            VGEIII and VLFM are Cayman Islands exempted companies; and VGP and VLFGP are Delaware limited liability companies.
	    O. Andreas Halvorsen is a citizen of Norway.
            David C. Ott and Rose S. Shabet are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common stock, $0.0001 par value per share ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  13089P101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                                   PAGE 13 of 18

CUSIP No. 13089P101

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G)

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (k) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.   VGI
          (a)  Amount beneficially owned: 2,420,317
          (b)  Percent of class: 6.9%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,420,317
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,420,317

		  VGI provides managerial services to VGE, VGEII, VGEIII and VLFM. VGI has the authority to dispose of and vote the shares of Common Stock.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), VGI may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII, VGEIII and VLFM. VGI does not directly own any shares of Common Stock.

Schedule 13G/A                                                    PAGE 14 of 18

CUSIP No. 13089P101

     B.   VGP
          (a)  Amount beneficially owned: 1,638,671
          (b)  Percent of class: 4.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,638,671
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,638,671

		  VGP, as the general partner of VGE and VGEII, has the authority to dispose of and vote the shares of Common Stock directly owned by VGE and VGEII. VGP serves as investment manager to VGEIII and has the authority to dispose of and vote the shares of Common Stock directly owned by VGEIII. VGP does not directly own any shares of Common Stock.

	          Based on Rule 13d-3 of the Act, VGP may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII and VGEIII.

     C.   VLFGP
          (a)  Amount beneficially owned: 781,646
          (b)  Percent of class: 2.2%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         781,646
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 781,646

                  VLFGP serves as the investment manager of VLFM and has the authority to dispose of and vote the shares of Common Stock directly owned by VLFM. VLFGP does not directly own any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, VLFGP may be deemed to beneficially own the shares of Common Stock directly held by VLFM.

Schedule 13G/A                                                     PAGE 15 of 18

CUSIP No. 13089P101

     D.   VGE
          (a)  Amount beneficially owned: 548,956
          (b)  Percent of class: 1.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         548,956
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 548,956

                   VGE has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGE.

     E.   VGEII
          (a)  Amount beneficially owned: 32,773
          (b)  Percent of class: 0.1%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         32,773
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 32,773

                   VGEII has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGEII.

     F.   VGEIII
          (a)  Amount beneficially owned: 1,056,942
          (b)  Percent of class: 3.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,056,942
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,056,942

                   VGEIII has the authority to dispose of and vote the shares
		   of Common Stock directly owned by it, which power may be
		   exercised by its investment manager, VGP, and by VGI, an
		   affiliate of VGP, which provides managerial services to VGEIII.
		   Viking Global Equities III Ltd. (a Cayman Islands exempted
		   company) invests substantially all of its assets through VGEIII.

     G.   VLFM
          (a)  Amount beneficially owned: 781,646
          (b)  Percent of class: 2.2%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         781,646
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 781,646

                   VLFM has the authority to dispose of and vote the
		   shares of Common Stock directly owned by it, which power may
		   be exercised by its investment manager, VLFGP, and by VGI,
		   an affiliate of VLFGP, which provides managerial services
                   to VLFM. Viking Long Fund LP (a Delaware limited partnership)
		   and Viking Long Fund III Ltd. (a Cayman Islands exempted
		   company), through its investment in Viking Long Fund Intermediate
		   LP (a Cayman Islands limited partnership), invest substantially
		   all of their assets through VLFM.

Schedule 13G/A                                                     PAGE 16 of 18

CUSIP No. 13089P101

     H.   O. Andreas Halvorsen, David C. Ott and Rose S. Shabet
          (a)  Amount beneficially owned: 2,420,317
          (b)  Percent of class: 6.9%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,420,317
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,420,317

		  Rose S. Shabet was appointed as an Executive Committee Member of VGPL (as defined below), VGP, VLFGP and Opportunities GP as of July 1, 2017. Therefore, Ms. Shabet now beneficially owns the shares of Common Stock described herein.

		  Mr. Halvorsen, Mr. Ott and Ms. Shabet, as
		  Executive Committee Members of Viking Global Partners LLC, general partner of VGI ("VGPL"), VGP and VLFGP, have shared authority to dispose of and vote the shares of Common Stock beneficially owned by VGI, VGP and VLFGP. None of Mr. Halvorsen, Mr. Ott and Ms. Shabet directly owns any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, each may be deemed to beneficially
		  own the shares of Common Stock directly held by VGE, VGE II,
		  VGEIII and VLFM.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[X]

	  Daniel S. Sundheim ceased serving as an Executive Committee Member of VGPL, VGP, VLFGP and Opportunities GP as of June 14, 2017. Therefore, Mr. Sundheim no longer beneficially owns any of the shares of Common Stock described herein.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Yes, see Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                     PAGE 17 of 18

CUSIP No. 13089P101

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: July 10, 2017

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD., and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD., and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ ROSE S. SHABET
                        By: Rose S. Shabet - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD., and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

Schedule 13G/A                                                     PAGE 18 of 18

CUSIP No. 13089P101

EXHIBIT A - JOINT FILING AGREEMENT

	This joint filing agreement is made and entered into as of this 10th day of July, 2017, by and among Viking Global Investors LP,
Viking Global Performance LLC, Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Fund GP LLC, Viking Long Fund Master Ltd., O. Andreas Halvorsen, David C. Ott and Rose S. Shabet.

	The parties hereby agree to jointly prepare and file a Schedule 13G with respect to Calithera Biosciences, Inc., as well as any amendments thereto, pursuant to the Securities Exchange Act of 1934, as amended.

	IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: July 10, 2017

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD., and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD., and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD.

                        /s/ ROSE S. SHABET
                        By: Rose S. Shabet - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD., and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD.